EXHIBIT 5.1

August 24, 2012

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, NW
Judiciary Plaza
Washington, D.C. 20549

Re:	The Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (as Amended and Restated Effective May 9, 2012), and the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Secretary of Helix Energy Solutions Group, Inc., a Minnesota corporation (the “Company”).  This opinion is being rendered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to up to 5,800,000 shares of common stock, no par value per share, of the Company (“Common Stock”) to be issued pursuant to the Helix Energy Solutions Group, Inc. 2005 Long Term Incentive Plan (as Amended and Restated Effective May 9, 2012), and the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (collectively, the “Plans”).

I have examined and am relying on originals, or copies certified or otherwise identified to my satisfaction, of such corporate records and such other instruments, certificates, and representations of public officials and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, it is my opinion that the shares of Common Stock issuable under the Plans have been duly authorized by all necessary corporate action of the Company, and when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Minnesota.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

HELIX ENERGY SOLUTIONS GROUP, INC.

/s/ Alisa B. Johnson
Alisa B. Johnson
Executive Vice President, General Counsel and Secretary